Exhibit 10.2

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2025, by and among Cantor EP Holdings II, LLC, a Delaware limited liability company (“Sponsor”), Cantor Equity Partners II, Inc., a Cayman Islands exempted company (“SPAC”), Securitize, Inc., a Delaware corporation (the “Company”), and Securitize Holdings, Inc., a Delaware corporation (“PubCo”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among SPAC, the Company, PubCo, Senna Merger Sub, Inc. (“Company Merger Sub”) and Pinecrest Merger Sub (“SPAC Merger Sub”), dated as of October 27, 2025 (as may be amended from time to time, the “BCA”).

WHEREAS, as of the date of this Agreement, Sponsor owns 6,000,000 SPAC Class B Ordinary Shares (the “Founder Shares”) and 580,000 SPAC Class A Ordinary Shares (the “Private Placement Shares” and, together with the Founder Shares and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Shares”);

WHEREAS, in connection with SPAC’s initial public offering (the “IPO”), SPAC, Sponsor and the then current officers and directors of SPAC entered into a letter agreement, dated as of May 1, 2025 (as amended, the “Insider Letter”), pursuant to which Sponsor agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC Ordinary Shares owned by Sponsor;

WHEREAS, Article 17 of SPAC’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “SPAC Memorandum”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert into SPAC Class A Ordinary Shares upon the consummation of an initial business combination, subject to adjustment if additional SPAC Class A Ordinary Shares or Equity-linked Securities (as defined in the SPAC Memorandum) are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company, PubCo, Company Merger Sub and SPAC Merger Sub are entering into the BCA, pursuant to which, upon the consummation of the transactions contemplated thereby, among other matters (a) SPAC will merge with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a direct wholly-owned subsidiary of PubCo) (the “SPAC Merger”) and (b) no earlier than two (2) hours following the completion of the SPAC Merger, Company Merger Sub will merge with and into the Company (with the Company surviving such merger as a direct wholly-owned subsidiary of PubCo) (the “Company Merger” and, together with the SPAC Merger and the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition and inducement to the Company’s and PubCo’s willingness to enter into the BCA and to consummate the transactions contemplated thereby, the Company and PubCo have required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements.

(a) At any meeting of the SPAC Shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the SPAC Shareholders is sought, Sponsor shall (i) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(i) in favor of each SPAC Shareholder Approval Matter;

(ii) against any SPAC Acquisition Proposal;

(iii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the Transactions);

(iv) against any change in the business of SPAC; and

(v) against any proposal, action or agreement involving SPAC that would or would reasonably be expected to (i) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the BCA or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of SPAC set forth in Article VIII of the BCA not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, SPAC (other than in connection with the SPAC Shareholder Approval Matters).

(b) Without limiting the generality of the foregoing, except as contemplated by the Insider Letter, the BCA, any Ancillary Document or the Transactions, Sponsor hereby agrees from and after the date hereof:

(i) not to deposit any of the Sponsor Shares in a voting trust or subject any of the Sponsor Shares to any arrangement or agreement with respect to the voting of such Sponsor Shares unless specifically requested to do so by the Company and SPAC in writing in connection with the BCA, the Ancillary Documents or the Transactions;

(ii) not to make a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) of any equity interests of other shareholders of SPAC against the SPAC Shareholder Approval Matters or for any SPAC Acquisition Proposal in connection with any vote of the shareholders of SPAC; and

(iii) not to commence or participate in any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the board of directors of SPAC in connection with this Agreement, the SPAC Shareholder Approval Matters, the BCA or the Transactions.

2. Enforcement of Insider Letter. During the Interim Period, for the benefit of the Company and PubCo, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming its Sponsor Shares in connection with the Transactions and complying with the transfer restrictions with respect to the Founder Shares (subject to Section 9 of this Agreement) and Private Placement Shares, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms (subject to Section 9 of this Agreement), and (c) each of Sponsor and SPAC agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company and PubCo (not to be unreasonably withheld, delayed or conditioned).

3. New Shares. In the event that, during the Interim Period, (a) any SPAC Ordinary Shares or other equity securities of SPAC are issued to Sponsor in respect of the Founder Shares or the Private Placement Shares pursuant to the Anti-Dilution Right or any share dividend, share split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares owned by Sponsor or otherwise, then such SPAC Ordinary Shares or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Founder Shares or Private Placement Shares, as applicable, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares or other equity securities of SPAC, or (ii) acquires the right to vote any SPAC Ordinary Shares or other equity securities of SPAC (such SPAC Ordinary Shares or other equity securities of SPAC referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver of Anti-Dilution Protection. Sponsor, as the holder of all of the issued and outstanding SPAC Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the SPAC Closing and the Company Closing occurring, hereby, automatically and without any further actions by Sponsor, waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the SPAC Class B Ordinary Shares (following the forfeiture and cancellation pursuant to Section 5) will convert into SPAC Class A Ordinary Shares only at the Initial Conversion Ratio (as defined in the SPAC Memorandum to be 1:1) in connection with the Transactions. This waiver shall be void and of no force and effect if the BCA is validly terminated in accordance with its terms immediately following such valid termination. All other terms related to the SPAC Class B Ordinary Shares shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Documents in connection with the consummation of the Transactions, which modification shall be effective only upon the consummation of the Transactions.

5. Forfeiture.

(a) Prior to the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares in accordance with the BCA, and solely in connection with and only for the purpose of the proposed Transactions, Sponsor shall, subject to and conditioned upon the SPAC Closing and the Company Closing occurring, automatically and irrevocably surrender and forfeit, for no consideration, as a contribution to capital to SPAC, the Sponsor Forfeiture Shares (as defined below). The Sponsor Forfeiture Shares shall be automatically and immediately cancelled by SPAC (and SPAC shall direct SPAC’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto). SPAC and Sponsor shall take such actions as are necessary to cause the Sponsor Forfeiture Shares to be retired and canceled, after which such Sponsor Forfeiture Shares shall no longer be issued and outstanding.

(b) For purposes of this Section 5 and this Agreement, the following capitalized terms shall have the following meanings:

“Adjusted Redemption Percentage” means a fraction equal to (a) the sum of (i) the number of SPAC Class A Ordinary Shares redeemed by SPAC Shareholders exercising Redemption Rights in connection with the Business Combination (pursuant to and in accordance with the SPAC Memorandum), multiplied by $10.00, minus (ii) the PIPE Excess Proceeds, divided by (b) $240,000,0000.

“PIPE Excess Proceeds” means (a) the aggregate amount of cash proceeds (prior to payment of any fees or expenses) from the PIPE Investments (which such amount shall include any proceeds deemed to be received in the PIPE in an amount equal to the product of (i) the sum of any Open-Market Purchase Shares and Currently Owned Shares in respect of which any PIPE Investors have elected to exercise their Reduction Right (as each such capitalized term is defined in the PIPE Subscription Agreements), to the extent permitted by, and in accordance with the terms and conditions of, the PIPE Subscription Agreements, multiplied by (ii) $10.00 per share), minus (b) $100,000,000.

“Sponsor Closing Shares” means a number of SPAC Class B Ordinary Shares equal to (a) 6,000,000 minus (b) the Sponsor Forfeiture Shares.

“Sponsor Forfeiture Additional Shares” means (a) in the event the Adjusted Redemption Percentage is greater than ninety percent (90%), a number of SPAC Class B Ordinary Shares equal to (i) (A) 6,000,000 minus (B) the Sponsor Forfeiture Base Shares, multiplied by (ii) seven and one-half percent (7.5%) and (b) in the event the Adjusted Redemption Percentage is less than or equal to ninety percent (90%), a number of SPAC Class B Ordinary Shares equal to zero (0).

“Sponsor Forfeiture Base Shares” means a number of SPAC Class B Ordinary Shares equal to (a) 1,800,000 multiplied by (b) the Adjusted Redemption Percentage.

“Sponsor Forfeiture Shares” means a number of SPAC Class B Ordinary Shares equal to (a) the Sponsor Forfeiture Base Shares plus (b) the Sponsor Forfeiture Additional Shares (in each case, if any).

6. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the SPAC Closing and the Company Closing, effective as of the SPAC Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other Person claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties” provided, for the avoidance of doubt, that SPAC shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge SPAC, the Company, PubCo, Company Merger Sub and each of its and their past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, debts, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the SPAC Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits that Sponsor may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable Law of another jurisdiction, gives Sponsor the right not to release existing claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 6, in each case, effective at the SPAC Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 6 and that, without such waiver, the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 6 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of any of the following (as they may be amended from time to time in accordance with their terms and the terms of the BCA): (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any other document, certificate or Contract executed or delivered in connection with the BCA to which Sponsor is a party, (v) the New Registration Rights Agreement, (vi) any rights a Releasing Party has to indemnification from SPAC arising out of the Transactions, (vii) the Insider Letter, (viii) the Business Combination Marketing Agreement, dated May 1, 2025, by and between Cantor Fitzgerald & Co. (“CF&Co.”) and SPAC, (ix) the Underwriting Agreement, dated May 1, 2025 by and between CF&Co. and SPAC, (x) the Expense Advancement Agreement, dated as of May 1, 2025 by and between SPAC and Sponsor, the Sponsor Loan, the Sponsor Note, and any other promissory notes and/or expense advance agreements entered into by and between SPAC and Sponsor prior to the SPAC Closing without violation of the terms of the BCA, (xi) the letter agreement, dated as of October 10, 2025, by and between CF&Co. and SPAC, (xii) the letter agreement, dated as of September 25, 2025, by and among CF&Co., SPAC, the Company and Citigroup Global Markets Inc., (xiii) any subscription agreements entered into in connection with any PIPE Investment to which a Releasing Party may be a party, (xiv) any agreement entered into with respect to services provided by CF&Co. pursuant to any PIPE Investments (if any) to which a Releasing Party may be a party, or (xv) the SPAC Memorandum or any indemnity agreement of any director or officer of SPAC with SPAC with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any indemnification agreement or Organizational Documents of the Sponsor.

(d) Notwithstanding the foregoing provisions of this Section 6, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than SPAC), and SPAC shall be deemed not to be Affiliates of each other for purposes of this Section 6.

7. SPAC Loan Conversion. The parties hereby agree that, subject to and conditioned upon the SPAC Closing and the Company Closing, the aggregate of all amounts outstanding and due to Sponsor from SPAC as of the SPAC Closing under the SPAC Loans as set forth on the statement delivered by SPAC prior to the SPAC Closing pursuant to Section 7.19(a) of the BCA (the “SPAC Pre-Closing Statement”) shall be repaid in either cash or SPAC Class A Ordinary Shares at $10.00 per share as determined by Sponsor in the SPAC Pre-Closing Statement.

8. Sponsor Earnout.

(a) Sponsor hereby agrees that, upon and subject to the SPAC Closing and the Company Closing, it will not Transfer (as such term is defined in the Insider Letter) the Sponsor Earnout Shares (as defined below) that Sponsor receives in the SPAC Merger in exchange for certain of its Sponsor Closing Shares (the Sponsor Earnout Shares, together with any equity securities paid as dividends or distributions with respect to such shares of PubCo Common Stock or into which such shares of PubCo Common Stock are exchanged or converted, in either case, after the SPAC Closing, the “Earnout Shares”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earnout Shares; provided, that Sponsor may, subject to the terms and on the conditions set forth in Section 14(i), Transfer all or any portion of the Earnout Shares to any Person that qualifies as a permitted transferee under Section 6(c) of the Insider Letter (each, a “Permitted Transferee”) so long as, prior to and as a condition to the effectiveness of any such Transfer, such Person executes and delivers to SPAC, the Company and PubCo a joinder to this Agreement in the form attached hereto as Annex A; and provided, further, that the measurement period for determining whether a Release Event (as defined below) has occurred shall not begin until the ninetieth (90th) day following the Closing Date (such day, the “Measurement Period Start Date”). As used in this Agreement, the term “Sponsor Earnout Shares” means the number of shares of PubCo Common Stock received by Sponsor in the SPAC Merger equal to (i) (A) the number of Sponsor Closing Shares plus (B) the number of Sponsor Forfeiture Additional Shares (if any) multiplied by (ii) (A) in the event the Adjusted Redemption Percentage is less than or equal to ninety percent (90%), a percentage equal to thirty percent (30%), and (B) in the event the Adjusted Redemption Percentage is greater than ninety percent (90%), a percentage equal to twenty-two and one-half percent (22.5%).

(b) In the event that a Release Event has not occurred on or prior to the date which is five (5) years following the SPAC Closing Date (the “Termination Date” and, the period from the Measurement Period Start Date until and including the Termination Date, the “Earnout Period”) with respect to all of the Earnout Shares, Sponsor hereby agrees to the cancellation of any of its Earnout Shares that have not been subject to a Release Event. In order to effectuate such cancellation in the event that a Release Event has not been achieved by the Termination Date, Sponsor shall promptly deliver its Earnout Shares that have not been subject to a Release Event to PubCo in certificated or book-entry form (at the election of Sponsor) for cancellation by PubCo.

(c) The share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Section 8 and the risk of cancellation associated with the Earnout Shares. PubCo will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after the written request by Sponsor following a Release Event with respect to such Earnout Shares. Until and unless the Earnout Shares are released to PubCo for cancellation, Sponsor will have full ownership rights to the Earnout Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon; provided, however, that Earnout Shares are deemed to include all distributions payable thereon in stock or other non-cash property (“Non-Cash Dividends”), and such Non-Cash Dividends (to the extent attributable to Earnout Shares that are cancelled pursuant to this Section 8) shall be forfeited by Sponsor in accordance with the terms governing cancellation of Earnout Shares in this Section 8.

(d) Pursuant to, and in accordance with this Agreement, the Earnout Shares shall vest and no longer be subject to cancellation as follows (each, as applicable to the relevant Earnout Shares, a “Release Event”):

(i) one-third (1/3) of the Earnout Shares will vest and no longer be subject to cancellation if the volume weighted average price of a share of Pubco Common Stock (or of any common or ordinary equity security that is the successor to such share of PubCo Common Stock (together with the Pubco Common Stock, the “Public Common Stock”)) on the principal exchange on which such securities are then listed or quoted is at or above $12.50 (the “First Price Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Earnout Period (as reported on Bloomberg);

(ii) one-third (1/3) of the Earnout Shares will vest and no longer be subject to cancellation if the volume weighted average price of a share of Public Common Stock on the principal exchange on which such securities are then listed or quoted is at or above $15.00 (the “Second Price Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Earnout Period (as reported on Bloomberg);

(iii) one-third (1/3) of the Earnout Shares will vest and no longer be subject to cancellation if the volume weighted average price of a share of Public Common Stock on the principal exchange on which such securities are then listed or quoted is at or above $17.50 (the “Third Price Threshold” and, together with the First Price Threshold and the Second Price Threshold, the “Price Thresholds”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Earnout Period (as reported on Bloomberg); and

(iv) if any of the Price Thresholds shall be achieved on or prior to the Termination Date, then within three (3) Business Days following the achievement of each applicable Price Threshold, PubCo shall cause its transfer agent to, upon receipt of written notice from Sponsor and PubCo, certifying that the applicable Price Threshold have been achieved, release the Earnout Shares to Sponsor;

(v) for the avoidance of doubt, in the event a Release Event has occurred on or prior to the Termination Date, but the shares of Public Common Stock to be released in accordance with such Release Event pursuant to Sections 8(d)(i), 8(d)(ii) and/or 8(d)(iii) have not yet been released by the transfer agent by the end of the Termination Period, the Earnout Shares to be released in connection with the occurrence of such Release Event shall be released to Sponsor pursuant to Section 8(d)(iv) even if such issuance occurs after the end of the Earnout Period; and

(vi) if an Early Release Event occurs prior to the Termination Date, then all of the Earnout Shares that have not yet vested will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 8, effective immediately prior to the consummation of such Early Release Event.

For the avoidance of doubt, the time period in respect of which any Price Threshold is calculated may run concurrently with (and/or may overlap any portion of such period with) the time periods in respect of which any other Price Thresholds are calculated (and need not run consecutively), so that multiple tranches of Earn-Out Shares may vest (and become no longer subject to cancellation) concurrently with respect to the same time period (or with respect to any such overlap between multiple time periods) in connection with the satisfaction of the Second Price Threshold or Third Price Threshold.

(e) For purposes of this Section 8, an “Early Release Event” means any of the following: (1) if PubCo is merged, consolidated or reorganized with or into another Person except for any such merger or consolidation in which the shares of Public Common Stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation (or of a parent company thereof); (2) PubCo sells, leases, assigns, transfers, licenses or otherwise disposes of, in one or a series of related transactions, all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of PubCo if substantially all of the assets of PubCo and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of PubCo; (3) if PubCo shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or (4) if PubCo Common Stock or other Public Common Stock shall cease to be listed on a national securities exchange; and (B) “Trading Day” means any day on which the shares of Public Common Stock are actually traded on the principal exchange on which such securities are then listed or quoted.

(f) The Price Thresholds and the applicable number of Earnout Shares released for each applicable Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Common Stock after the SPAC Closing and the Company Closing, as applicable. For avoidance of doubt, share dividends include the fair market value of any securities or other assets paid or payable by PubCo or any successor public company to holders of Public Common Stock.

9. Lock-Up.

(a) Sponsor hereby agrees that, upon and subject to the SPAC Closing, it shall not Transfer any shares of PubCo Common Stock issued to Sponsor at the SPAC Closing into which the Founder Shares are converted pursuant to Sections 2.7(a)(i) and 2.7(a)(ii) of the BCA (the “Lock-Up Shares”) until the earlier of: (i) the date that is one hundred and eighty (180) days from the SPAC Effective Time and (ii) with respect to all or a portion of the Lock-Up Shares (as applicable), on such earlier date of release as may be permitted in accordance with Section 9(c) below (the period beginning on the SPAC Closing Date and ending upon the earlier of clause (i) and (ii) being, the “Lock-Up Period”).

(b) Notwithstanding the foregoing Section 9(a), Sponsor may Transfer the Lock-Up Shares to a Permitted Transferee prior to expiry of the Lock-Up Period, provided such transferee agrees in writing to be bound by the terms of this Section 9.

(c) A certain number of Lock-Up Shares shall be released for Transfer and no longer subject to the Transfer restrictions set forth in Section 9(a), in each case as set forth below (provided that with respect to the determination of whether any Release Threshold has been met, the thirty (30) Trading Day period used in any such determination may not commence until ninety (90) days after the SPAC Closing (the period from the ninetieth (90th) day after the SPAC Closing to the end of the Lock-Up Period, the “Lock-Up Trading Measurement Period”):

(i) one-third (1/3) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average price of a share of Public Common Stock on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $12.50 (the “First Lock-Up Release Threshold”) for any twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period;

(ii) one-third (1/3) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average price of a share of Public Common Stock on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $15.00 (the “Second Lock-Up Release Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period;

(iii) one-third (1/3) of the Lock-Up Shares will be released for Transfer immediately if the volume weighted average price of a share of Public Common Stock on the principal exchange on which such securities are then listed or quoted (as reported on Bloomberg) is at or above $17.50 (the “Third Lock-Up Release Threshold” and, together with the First Lock-Up Release Threshold and the Second Lock-Up Release Threshold, the "Release Thresholds") for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) Trading Day period at any time during the Lock-Up Trading Measurement Period; and

(iv) if an Early Release Event occurs during the Lock-Up Period, then all of the Lock-Up Shares that have not been released for Transfer shall be released for Transfer immediately and no longer be subject to the Transfer restrictions in this Section 9, effective immediately prior to the consummation of such Early Release Event (and, for the avoidance of doubt, in such case the Lock-Up Period shall expire on the date of such Early Release Event).

For the avoidance of doubt, the time period in respect of which any Release Threshold is calculated may run concurrently with (and/or may overlap any portion of such period with) the time periods in respect of which any other Release Thresholds are calculated (and need not run consecutively), so that multiple tranches of Lock-Up Shares may be released for Transfer (and become no longer subject to the Transfer restrictions) concurrently with respect to the same period (or with respect to any such overlap between multiple time periods) in connection with the satisfaction of the Second Lock-Up Release Threshold or Third Lock-Up Release Threshold.

(d) The share certificates (if any are issued) representing the Lock-Up Shares shall be stamped or otherwise imprinted with, and each book-entry account evidencing any Lock-Up Shares must bear, a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER, DIVIDENDS AND OTHER RIGHTS SET FORTH IN SECTION 9 OF THE SPONSOR SUPPORT AGREEMENT, DATED AS OF OCTOBER 27, 2025, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(e) PubCo will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, following the expiration of the Lock-Up Period (with respect to all or any portion of Lock-Up Shares, as applicable).

(f) This Section 9 shall supersede Section 6 of the Insider Letter, which Section 6 of the Insider Letter (other than Section 6(b) with respect to the Private Placement Shares) shall be of no further force or effect upon the beginning of the Lock-up Period.

10. Representations and Warranties of Sponsor. Except as set forth in the SEC Reports or in any Schedule 13D, or any amendment thereto, filed by Sponsor with the SEC that are available prior to the date of this Agreement on the SEC’s website through EDGAR ((it being acknowledged that nothing disclosed in such SEC Reports or Schedule 13D (or any amendment thereto) will be deemed to modify or qualify the representations and warranties set forth in Sections 10(a), (c) and (f)), Sponsor represents and warrants to the Company and to PubCo, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company, PubCo and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, Consent of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the Organizational Documents of Sponsor, (B) conflict with or violate any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of any Lien on any property or asset of Sponsor, except in the case of clauses (B), (C) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Founder Shares and Private Placement Shares. As of the date of this Agreement, (i) Sponsor is the sole record and beneficial owner of the Founder Shares and the Private Placement Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Founder Shares and the Private Placement Shares, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Founder Shares and the Private Placement Shares, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Founder Shares and the Private Placement Shares other than restrictions arising under applicable securities Laws, this Agreement and the Insider Letter, (v) the Founder Shares and the Private Placement Shares are the only equity securities in SPAC owned of record by Sponsor and (vi) Sponsor does not hold or own any rights to acquire (directly or indirectly) any Equity Interests of SPAC or any Equity Interests convertible into, or which can be exchanged for, Equity Interests of SPAC, other than as set forth in this Agreement or the Sponsor Loan, the Sponsor Note or as described in the SEC Reports.

(d) Contracts with SPAC. Except for the Contracts described in Section 6(c) or otherwise disclosed in the SPAC Disclosure Schedules, none of Sponsor or any of the Affiliates of Sponsor is a party to, or has any rights with respect to or arising from, any Contract with SPAC. For the purposes of this Agreement, “Knowledge” of Sponsor shall have the meaning ascribed thereto in clause (c) of such definition under the BCA, applied to Sponsor as if it had been a Party thereunder, mutatis mutandis.

(e) Litigation. There is no Action pending, or, to the Knowledge of Sponsor, threatened Action against Sponsor, or, to the Knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to (i) have a Material Adverse Effect (as defined below) on Sponsor or (ii) impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on Sponsor or (ii) impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby. There is no Action that Sponsor has pending against any other Person. Sponsor is not subject to any Governmental Orders of any Governmental Authority, nor are any such Governmental Orders pending. For the purposes of this Agreement, a “Material Adverse Effect” shall mean a SPAC Material Adverse Effect as applied to Sponsor, this Agreement and the Transactions contemplated hereby, mutatis mutandis.

(f) Finders and Brokers. Except as set forth on Section 4.15 of the SPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from Sponsor, SPAC, the Company or PubCo, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of Sponsor, SPAC or any of their respective Affiliates.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC, the Company and PubCo is entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

11. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Documents as may be necessary to satisfy any condition to the SPAC Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions.

12. Other Covenants.

(a) Binding Effect of the BCA. Sponsor hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor hereby agrees (i) to be bound by and comply with Sections 7.9 (No Solicitation), 7.15 (Public Announcements) and 7.16 (Confidential Information) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if Sponsor was an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to SPAC, and (ii) that Sponsor shall provide to (A) SPAC and its Representatives any information regarding Sponsor or the Sponsor Shares that is reasonably requested by SPAC or its Representatives and is required in order for SPAC to comply with Sections 7.6 (SPAC Public Filings), 7.12 (Regulatory Approvals), 7.13 (Further Assurances) and 7.14 (The Registration Statement) of the BCA (and any relevant definitions contained in any such Sections of the BCA) and (B) to Pubco and its Representatives any information regarding Sponsor or the Sponsor Shares that is reasonably requested by Pubco or its Representatives and is required in order for Pubco to comply with Section 7.14 (The Registration Statement) of the BCA (and any relevant definitions contained in any such Sections of the BCA).

(b) Disclosure. Sponsor hereby authorizes PubCo and SPAC to publish and disclose in any announcement or disclosure, in each case, required by the SEC, Nasdaq or any other Qualified Stock Exchange, as applicable (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy/Registration Statement), Sponsor’s identity and ownership of the SPAC Ordinary Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC, Nasdaq or any other Qualified Stock Exchange, as applicable; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

13. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably and unconditionally waives, and agrees to cause to be waived and not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the SPAC Merger, the BCA and the Transactions.

14. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the mutual written agreement signed by each of the parties hereto, (ii) the SPAC Closing; provided that all provisions of this Agreement relating to the Earnout Shares shall continue until such time that none of the Earnout Shares remain subject to the terms and conditions of Section 8 and all the provisions relating to the Lock-Up Shares shall continue until such time that none of the Lock-Up Shares remain subject to the terms and conditions of Section 9, or (iii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the SPAC Closing (the earliest of (i), (ii) and (iii), the “Expiration Time”), and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such party, in either case, prior to termination of this Agreement. Notwithstanding the foregoing, Sections 2, 4, 5, 6, 11 and this Section 14 shall survive any termination of this Agreement pursuant to clause (ii) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (a) in person, (b) by email (without receiving notice of non-receipt or other “bounce-back”), (c) by reputable, nationally recognized overnight courier service or (d) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (c) and (d) above shall not be effective unless a duplicate copy of such notice is also given in person or by email (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to the SPAC Closing), to it at:

Cantor Equity Partners II, Inc.
110 East 59th Street
New York, NY 10022
Attention:	Chief Executive Officer
Email:	[***]

if to Sponsor, to it at:

Cantor EP Holdings II, LLC
110 East 59th Street
New York, NY 10022
Attention:	Chief Executive Officer
Email:	[***]

if to the Company, PubCo or, after the SPAC Closing, SPAC, to it at:

c/o Securitize, Inc.
78 SW 7th Steet
Miami, FL 33130
Attention:	Carlos Domingo
Email:	[***]

(c) Entire Agreement. This Agreement (together with the other Ancillary Documents, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) embody the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties to this Agreement with respect to the subject matter contained herein.

(d) Waiver of Claims Against Trust; Governing Law; Jurisdiction; Specific Performance. Sections 10.1, 11.6 and 11.7 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law except as otherwise expressly provided. Nothing in this Section 14(e) shall have the effect of excluding or limiting any liability for or remedy in respect of a Fraud Claim.

(f) Amendment. Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only (a) prior to the SPAC Closing, by execution of a written instrument signed by each of PubCo, the Company, SPAC, SPAC Merger Sub and Company Merger Sub and (b) after the SPAC Closing, by execution of a written instrument signed by PubCo and Sponsor.

(g) Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(i) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise (a) prior to the SPAC Closing without the prior written consent of SPAC, PubCo, and the Company and (b) after the SPAC Closing without the prior written consent of Sponsor. Any assignment without such consent shall be null and void; provided, that in the event that Sponsor transfers any of the Founder Shares or the Private Placement Shares to any Permitted Transferee, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such Founder Shares and/or Private Placement Shares to such Permitted Transferee so long as such Permitted Transferee (other than a Permitted Transferee pursuant to Section 6(c)(vi) of the Insider Letter) agrees in writing to be bound by the terms and conditions of this Agreement. Any purported assignment in violation of this Section 14(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(j) Costs and Expenses. Subject to Section 11.5 of the BCA, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(k) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the SPAC Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 14(k).

(l) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC, acting in such Person’s capacity as a director or officer of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates,” when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) No Recourse. Neither SPAC nor any of the past, present or future SPAC Shareholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. All references in this Agreement to shares of the SPAC being forfeited shall take effect as surrenders for no consideration of such shares as a matter of Cayman Islands law.

(p) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPONSOR:

CANTOR EP HOLDINGS II, LLC

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

SPAC:

CANTOR EQUITY PARTNERS II, INC.

By:	/s/ Brandon Lutnick
Name:	Brandon Lutnick
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

COMPANY:

SECURITIZE, INC.

By:	/s/ Carlos Domingo
Name:	Carlos Domingo
Title:	Chief Executive Officer

PUBCO:

SECURITIZE HOLDINGS, INC.

By:	/s/ Carlos Domingo
Name:	Carlos Domingo
Title:	President & Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of [ ], 2025 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Cantor EP Holdings II, LLC, a Delaware limited liability company (“Sponsor”), Cantor Equity Partners II, Inc., a Cayman Islands exempted company (“SPAC”), Securitize, Inc., a Delaware corporation (the “Company”), and Securitize Holdings, Inc., a Delaware corporation (“PubCo”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to Section 8 of the Agreement as if it were the “Sponsor” thereunder as of the date hereof and shall have all of the rights and obligations of Sponsor with respect to Section 8 of the Agreement as if it had executed the Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date:

By:
Name:
Title:

Address for Notices:

With copies to:

[Annex A to Sponsor Support Agreement]